Exhibit 10.1
Final 18.1.2005
MSQ LTD.
2005 SHARE OPTION PLAN
(STAMP)
1. Purpose
     The purpose of this Share Option Plan is to secure for Msq Ltd. and its shareholders the benefits arising from ownership of share capital by employees, officers directors and consultants of the Company and its Affiliates (as defined below), who are expected to contribute to the Company’s future growth and success.
2. Definitions
2.1 Defined Terms
     Initially capitalized terms, as used in this Plan, shall have the meaning ascribed thereto as set forth below:

“Administrator”	means the Board of Directors of the Company, or a committee to which the Board of Directors shall have delegated power to act on its behalf with respect to the Plan or the CEO of the Company.

“Affiliate(s)”	means a present or future company that either (i) Controls Msq Ltd. or is Controlled by Msq Ltd.; or (ii) is Controlled by the same person or entity that Controls Msq Ltd.

“Allocate” or “Allocated”	with respect to Options, means the allocation of Options by the Company to the Trustee on behalf of a Participant.

“Cause”	means, when used in connection with the termination of a Participant’s employment with, or service to the Company or an Affiliate, as a result of a basis for termination, including, but not limited to:
dishonesty toward the Company or Affiliate, insubordination, substantial malfeasance or nonfeasance of duty, unauthorized disclosure of confidential information, and conduct substantially prejudicial to the business of the Company or Affiliate; or, any substantial breach by the Participant of (i) his or her employment or service agreement or (ii) any other obligations toward Company or Affiliate.

“Commencement Date”	means the date of commencement of the vesting schedule with respect to a Grant of Options which, unless otherwise determined by the Administrator, shall be the date on which such Grant of Options shall be Allocated.

“Company”	Means MSQ LTD., a company incorporated under the laws of the State of Israel.

“Consultant”	means an Israeli resident who is not entitled to receive Options under Section 102, on behalf of whom an Option is Granted under Section 3i.

“Control“or “Controlled”	shall have the meaning ascribed thereto in Section 102.

“Disability”	means total and permanent physical or mental impairment or sickness of a Participant, making it impossible for the Participant to continue such Participant’s employment with or service to the Company or Affiliate.

“Exercise Price”	means, the price determined by the Administrator in accordance with Section 7.1 below which is to be paid to the Company in order to exercise a Granted Option and convert such Option into an Underlying Share.

“Grant Letter”	means a letter from the Company or Affiliate to a Participant in which the Participant is notified of the decision to Grant to the Participant Options according to the terms of the Plan. The Grant Letter shall specify (i) the Tax Provision under which the Option is Granted; (ii) the Tax Track that the Company chose according to Section 11 of the Plan (if applicable); (iii) the Exercise Price; (iv) the vesting Schedule; and (v) the number of Options Granted to the Participant.

“Grant of Options”	with respect to Options, means the grant of Options by the Company to a Participant pursuant to a Letter of Grant

“Holding Period”	means with regard to Options Granted under Section 102, the period in which the Allocated Options granted to a Participant or, upon exercise thereof the Underlying Shares, are to be held by the Trustee on behalf of the Participant, in accordance with Section 102, and pursuant to the Tax Track which the Company selects.

“IPO”	means the initial public offering of shares of the Company and the listing of such shares for trading on any recognized stock exchange or over-the-counter or computerized securities trading system.

“Israeli	means an Israeli resident who is an employee, officer or

Participant”	director of the Company or any Affiliate (provided that such person does not Control the Company as such term is defined in the Tax Ordinance), on behalf of whom an Option is Granted pursuant to Section 102.

“Law”	means the laws of the State of Israel as are in effect from time to time.

“Merger Transaction”	(i) a sale of all or substantially all of the assets of the Company; or (ii) a sale (including an exchange) of all or substantially all of the shares of the capital stock of the Company; or (iii) a merger, consolidation or like transaction of the Company with or into another corporation.

“Notice of Exercise”	shall have the meaning set forth in Section 7.4 below.

“Option”	means an option to purchase one Share of the Company.

“Non-Qualified Israeli Participant”	means an Israeli resident who is not qualified to receive Options under the provisions of Section 102, on behalf of whom an Option is Granted pursuant to Section 3i.

“Participant”	means an Israeli Participant, or a Non-Qualified Israeli Participant, or a Consultant.

“Plan” or “Option Plan”	means this Share Option Plan, as may be amended from time to time.

“Retirement”	means the termination of a Participant’s employment as a result of his or her reaching the earlier of (i) the age of retirement as defined by Law; or (ii) the age of retirement specified in the Participant’s employment agreement.

“Section 102”	means Section 102 of the Tax Ordinance.

“Section 102 Rules”	means the Income Tax Rules (Tax Relief for Issuance of Shares to Employees), 2003.

“Section 3(i)” or “Section 3(i) Rules”	means section 3(i) of the Israeli Tax Ordinance and the applicable rules thereto or under applicable regulations.

“Share(s)”	means an ordinary share of the Company, having a par value of NIS 0.01.

“Subsidiary”	means a subsidiary of the Company as defined in the Code.

“Tax Ordinance”	means the Israeli Income Tax Ordinance [New Version],

1961, as amended, and any regulations, rules, orders or procedures promulgated thereunder.

“Tax Track”	means one of the three tax tracks described under Section 102, specifically: (1) the “Capital Gains Track Through a Trustee”; (2) “Income Tax Track Through a Trustee”; or (3) the “Income Tax Track Without a Trustee”; each as defined in Sections 11.1-11.2 of this Plan, respectively.

“Tax Provision”	means, with respect to the Grant of Options, the provisions of one of the three Tax Tracks in Section 102, or the provisions of 3i.

“Term of the Options”	means, with respect to Granted but unexercised Options, the time period set forth in Section 9 below.

“Trustee”	means a Trustee appointed by the Company to hold in trust, Allocated Options and the Underlying Shares issued upon exercise of such Options, on behalf of Participants.

“Underlying Shares”	means Shares issued or to be issued upon exercise of Granted Options all in accordance with the Plan.
     2.2 General
Without derogating from the meanings ascribed to the capitalized terms above, all singular references in this Plan shall include the plural and vice versa, and reference to one gender shall include the other, unless otherwise required by the context.
     3. Shares Available for Options
The total number of Underlying Shares reserved for issuance under the Plan and any modification thereof, shall be determined from time to time by the Board of Directors of the Company. Such number of Shares shall be subject to adjustment as required for the implementation of the provisions of the Plan, in accordance with Section 4 below.
In the event that Options Allocated under the Plan expire or otherwise terminate in accordance with the provisions of the Plan, such expired or terminated Options shall become available for future Grants and Allocations under the Plan.
     4. Adjustments
In the event that any dividend or other distribution (whether in the form of Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, may (in its sole discretion) adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Option or Share Purchase Right. Upon the occurrence of any such adjustment, references in this Plan to Shares and Underlying Shares shall be construed to mean the Shares of the Company subject to the Plan as so determined by the Administrator, following such adjustment. No such adjustments shall be maid in the event of the distribution of cash dividends.
If the change in capitalization is the distribution of a cash dividend, the Company shall transfer to the Trustee the amount of dividend resulting from the Underlying Shares held by the Trustee for the benefit of Participants in accordance with the provisions of this Plan. The Trustee shall deduct all applicable taxes from the dividend amount and transfer the remaining dividend amount to such Participants.
5.	Administration of the Plan

5.1	Power
Subject to the Law, the Articles of Association of the Company, and any resolution to the contrary by the Company’s Board of Directors, the Administrator is authorized, in its sole and absolute discretion, to exercise all powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan; including, without limitation,
(A)	to determine:
(i)	the Participants in the Plan, and the number of Options to be Granted for each Participant’s benefit (subject to the approval of the Board of Directors if such approval is required by Law);

(ii)	the time or times at which Options shall be Granted;

(iii)	the Exercise Price for any Granted Option;

(iv)	whether, to what extent, and under what circumstances an Option may be settled, canceled, forfeited, exchanged, or surrendered;

(v)	any terms and conditions in addition to those specified in the Plan under which an Option may be Granted; and

(vi)	any measures, and to take actions, as deemed necessary or advisable for the administration and implementation of the Plan.
(B)	to interpret the provisions of the Plan and to take all actions resulting therefrom including without limitation;
(i)	subject to Section 7, to accelerate the date on which any Allocated Option under the Plan becomes exercisable;

(ii)	to waive or amend Plan provisions relating to exercise of Options, including exercise of Options after termination of employment, for any reason; and

(iii)	to amend any of the terms of the Plan, or any prior determinations of the Administrator;
5.2 Limitations
Notwithstanding the provisions of Section 5.1 above, no interpretations, determinations or actions of the Administrator shall contradict the provisions of applicable Law, and no waiver or amendment with respect to the Plan shall have a material adverse affect on any Participant’s rights in connection with any Granted Option under the Plan without receiving the consent of such Participant.
6.	Grant and Allocation of options
6.1 Conditions for grant of Options
     Options may be Granted at any time after:
(A)	the grant has been approved by the necessary corporate bodies of the Company; and

(B)	all other approvals, consents or requirements necessary by Law have been received or met.
6.2 Conditions for Allocation of Options
     Options may be Allocated at any time after:
(A)	the Plan has been approved by the necessary corporate bodies of the Company; and

(B)	30 days after a request for approval of the Plan has been submitted for approval to the Israeli Income Tax Authorities pursuant to the requirements of the Tax Ordinance; and

(C)	all other approvals, consents or requirements necessary by Law have been received or met.

6.3 Date of grant or Allocation
(a)	The date on which Options shall be deemed Granted under the Plan shall be the date on which the Company shall notify the Participant in a Grant Letter that such Options have been Granted to the Participant (“Date of Grant”).

(b)	The date on which Options shall be deemed Allocated under the Plan shall be the date on which the Company shall notify the Trustee that such Options have been Allocated in the name of the Trustee on behalf of a Participant (“Date of Allocation”).
7.	Exercise of Options
7.1 Exercise Price
The Exercise Price per Underlying Share deliverable upon the exercise of an Option shall be determined by the Administrator. The Exercise Price shall be set forth in the Grant Letter.
7.2 Vesting Schedule
Unless otherwise determined by the Administrator, all Options Granted on a certain date shall, subject to continued employment with or service to the Company or Affiliate by the Participant, become vested and exercisable in accordance with the vesting schedule specified in the Grant Letter.
7.3 Minimum Exercise
An Option may not be exercised for fractional shares or for less than ten Shares in each exercise.
The exercise of a portion of the Options Granted shall not cause the expiration, termination or cancellation of the remaining unexercised Options held by the Trustee on behalf of the Participant.
7.4 Manner of Exercise
An Option may be exercised by and upon the fulfillment of the following:
(A) Notice of Exercise
The signing by the Participant, and delivery to both the Company (at its principal office) and the Trustee (if the Options are held by a Trustee), of an exercise notice form as prescribed by the Administrator, including but not limited to: (i) the identity of the Participant, (ii) the number of Options to be exercised, and (iii) the Exercise Price to be paid (the “Notice of Exercise”).

     (B) Exercise Price
The payment by the Participant to the Company, in such manner as shall be determined by the Administrator, of the Exercise Price with respect to all the Options exercised, as set forth in the Notice of Exercise.
     (C) Allocation of Shares
Upon the delivery of a duly signed Notice of Exercise and the payment to the Company of the Exercise Price with respect to all the Options specified therein, the Company shall issue the Underlying Shares to the Trustee (according to the applicable Holding Period) or to the Participant, as the case may be.
8.	Waiver of Option Rights
At any time prior to the expiration of any Granted (but unexercised) Option, a Participant may waive his rights to such Option by a written notice to the Company’s principal office. Such notice shall specify the number of Options Granted, which the Participant waives, and shall be signed by the Participant.
Upon receipt by the Company of a notice of waiver of such rights, such Options shall expire and shall become available for future Grants and Allocations under the Plan.
9.	Term of the Options
Unless earlier terminated pursuant to the provisions of this Plan, all Granted but unexercised Options shall expire and cease to be exercisable at 5:00 p.m. Israel time on the 7th anniversary of the Commencement Date of such Options.
10.	Termination of Employment
10.1  Termination of Employment
If a Participant ceases to be an employee, director, officer or Consultant of the Company or Affiliate for any reason (“Termination of Employment”) other than death, Retirement, Disability or Cause, then any vested but unexercised Options on the date of Termination of Employment (as shall be determined by the Company or Affiliate, in its sole discretion), Allocated on the Participant’s behalf (“Exercisable Options”) may be exercised, if not previously expired, not later than the earlier of (i) 90 days after the date of Termination of Employment; or (ii) the Term of the Options.
All other Granted Options for the benefit of Participant shall expire upon the date of Termination of Employment.
10.2  Termination for Cause
In the event of Termination of Employment of a Participant for Cause, the Participant’s right to exercise any unexercised Options, Granted to such Participant,

whether vested or not on the date of Termination of Employment, shall cease as of such date of Termination of Employment, and the Options shall thereupon expire.
If subsequent to the Participant’s Termination of Employment, but prior to the exercise of Options Granted to such Participant, the Administrator determines that either prior or subsequent to the Participant’s Termination of Employment, the Participant engaged in conduct which would constitute Cause, then the Participant’s right to exercise the Options Granted to such Participant shall immediately cease upon such determination and the Options shall thereupon expire.
The determination by the Administrator as to the occurrence of Cause shall be final and conclusive for all purposes of this Plan.
10.3   Termination by Reason of Death, Retirement, or Disability
In the event of Termination of Employment of a Participant by reason of death, Retirement, or Disability, any vested but unexercised Options shall be exercisable in the case of death, by his or her estate, personal representative or beneficiary, or in the case of Retirement or Disability, by the Participant or his or her personal representative (as the case may be), until the earlier of (i) 6 months after the date of Termination of Employment; or (ii) the Term of the Options.
All other Granted Options for the benefit of Participant shall expire upon the date of Termination of Employment.
10.4   Exceptions
In special circumstances, pertaining to the Termination of Employment of a certain Participant, the Administrator may in its discretion decide to extend any of the periods stated above in Sections 10.1-10.3.
10.5   Transfer of Employment or Service
Subject to the receipt of appropriate approvals from the Israeli Tax Authorities, if applicable, a Participant’s right to Options or the exercise thereof that were Granted to him or her under this Plan, shall not be terminated or expire solely as a result of the fact that the Participant’s employment or service as an employee, officer, director or Consultant changes from the Company to an Affiliate or vice versa.
11.	Options and Tax Provisions
All Options under this Plan shall be Granted in accordance with one of the Tax Provisions as follows:
•	The Company may Grant Options to Israeli Participants in accordance with the provisions of Section 102 and the Rules.

•	The Company may Grant Options to Non-Qualified Israeli Participants in accordance with the provisions of Section 3(i).

11.1 Tax Provision Selection
The Company shall elect under which Tax Provision each Option is Granted in accordance with any applicable Law and its sole discretion — i.e. the Company shall elect if to Grant Options to Participants under one of the three Section 102 Tax Tracks, or under the provisions of Section 3i. The Company shall notify each Participant in the Grant Letter, under which Tax Provision the Options are Granted and, if applicable, under which Section 102 Tax Track, each Option is Granted.
11.2Section 102 Trustee Tax Tracks
If the Company elects to Grant Options to Israeli Participants through (i) the Capital Gains Track Through a Trustee, or (ii) the Income Tax Track Through a Trustee, then, in accordance with the requirements of Section 102, the Company shall appoint a Trustee who will hold in trust on behalf of each Israeli Participant the Allocated Options and the Underlying Shares issued upon exercise of such Options in trust on behalf of each Israeli Participant.
The Holding Period for the Options will be as follows:
(A)	The Capital Gains Tax Track Through a Trustee — if the Company elects to Allocate the Options according to the provisions of this track, then the Holding Period will be 24 months from the end of the tax year in which the Options were Allocated to the Trustee on behalf of the Israeli Participant, or such shorter period as may be approved by the Israeli Tax Authorities.

(B)	Income Tax Track Through a Trustee — if the Company elects to Allocate Options according to the provisions of this track, then the Holding Period will be 12 months from the end of the tax year in which the Options were Allocated to the Trustee on behalf of the Israeli Participant, or such shorter period as may be approved by the Israeli Tax Authorities.
Subject to Section 102 and the Rules, Israeli Participants shall not be able to receive from the Trustee, nor shall they be able to sell or dispose of Underlying Shares before the end of the applicable Holding Period. If a Participant sells or removes the Underlying Shares form the Trustee before the end of the applicable Holding Period (“Breach”), the Participant shall pay all applicable taxes imposed on such Breach by Section 7 of the Rules.
In the event of a distribution of rights, including an issuance of bonus shares, in connection with Options originally Allocated (the “Additional Rights”), all such Additional Rights shall be Allocated and/or issued to the Trustee for the benefit of Israeli Participants, and shall be held by the Trustee for the remainder of the Holding Period applicable to the Options originally Allocated. Such Additional Rights shall be treated in accordance with the provisions of the applicable Tax Track.

11.3 Income Tax Track Without a Trustee
If the Company elects to Grant Options to Israeli Participants according to the provisions of this track, then the Options will not be subject to a Holding Period. However, upon exercise of Options under this Tax Track, the Trustee shall hold such Underlying Shares for the benefit of the Israeli Participant in accordance with the provisions of Section 15 of this Plan.
11.4 Concurrent Conditions
The Holding Period of Section 102, if any, is in addition to the vesting period as specified in Section 7.2 of the Plan. The Holding Period and vesting period may run concurrently, but neither is a substitute for the other, and each are independent terms and conditions for Options Granted.
11.5 Trust Agreement
The terms and conditions applicable to the trust relating to the Tax Track selected by the Company, as appropriate, shall be set forth in an agreement signed by the Company and the Trustee (the “Trust Agreement”).
12.	Term of Shares Held In Trust
No Underlying Shares or Additional Rights issued by the Company to the Trustee, shall be held by the Trustee on behalf of a Participant for a period longer than ten (10) years after the end of the Term of the Options. The Administrator shall instruct the Trustee as to the transfer of these Shares.
13.	Rights as a Shareholder
Unless otherwise specified in the Plan, a Participant shall not have any rights as a shareholder with respect to Shares issued under this Plan, until such time as the Shares shall be registered in the name of the Participant in the Company’s register of shareholders.
14.	No Special Employment Rights
Nothing contained in this Plan shall confer upon any Participant any right with respect to the continuation of employment by or service to the Company or Affiliate or to interfere in any way with the right of the Company or Affiliate, to terminate such employment or service or to increase or decrease the compensation of the Israeli Participant.
15.	Restrictions on Sale of Options and Shares
15.1 Options
Options may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent.

15.2 Shares
Unless otherwise determined by the Administrator, prior to the Company’s IPO, the Shares may not be sold assigned, transferred, pledged, hypothecated or otherwise disposed of, except as stated below in this Section 15. Unless otherwise determined by the Administrator, any Underlying Shares issued upon exercise of Options, Granted under any of the tax tracks detailed in Section 11 above, will be held by the Trustee until the earlier to occur of a Merger, as detailed in Section 15.3 or 15.4 below, or an IPO.
15.3 Mergers
In the event of a Merger Transaction, then, subject to obtaining the applicable approvals of the Israeli Tax Authorities, the Administrator in its sole discretion, shall decide:
(A)	if and how the unvested Options shall be canceled, replaced or accelerated;

(B)	if and how vested Options (including Options with respect to which the vesting period has been accelerated according to Section 15.3.(a) shall be exercised, replaced and/or sold by the Trustee or the Company (as the case may be) on the behalf of Israeli Participants; and

(C)	how Underlying Shares issued upon exercise of the Options and held by the Trustee on behalf of Israeli Participants shall be replaced and/or sold by the Trustee on behalf of the Israeli Participant.
15.4 Acquisition of Shares by the Company
The Company may decide at any time, in its sole discretion and subject to applicable law, to purchase all or some of the outstanding Options or Underlying Shares of all or some of the Participants. Options or Underlying Shares shall be purchased by the Company at a price calculated on the basis of the Company’s shareholders’ equity as reflected in its last financial statements or in the last round of investment, or at a price that shall be determined by the Company’s board of directors in its sole discretion.
15.5 Acceleration Provision
The Administrator, in its sole discretion, may decide to add a provision in certain Grant Letters, according to which in case of a Merger, all or some of the unvested Options, shall automatically accelerate.
15.5 LockUp
Notwithstanding the Holding Period, following the Company’s IPO, at the request of the underwriter, the Administrator may determine that the Underlying Shares issued pursuant to the exercise of Options may be subject to a lock-up period of 180 days, or such longer period of time as may be recommended by the Company’s

Board of Directors, during which time Participants shall not be allowed to sell Shares.
16.	Voting
Until consummation of the Company’s IPO, Shares issued to a Participant or to the Trustee for the benefit of a Participant, shall be voted by an irrevocable proxy assigned to Mr. Ziv Karni who has been appointed by the Company’s Board of Directors as a representative (the “Representative”).
(A)	The Company’s Board of Directors may, at its discretion, replace the Representative from time to time.

(B)	Shares subject to proxy shall be voted by the Representative on any issue or resolution brought before the shareholders of the Company in accordance with instructions of the Board of Directors of the Company.

(C)	Each Participant, upon execution of the irrevocable proxy specified above, undertakes to hold the Representative harmless from any and all claims related or connected to said proxy.

(D)	The Representative shall be indemnified and held harmless by the Company against any cost or expense (including attorneys’ fees) reasonably incurred by the Representative, or any liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the voting of the Shares subject to proxy, unless arising out of the Representative’s own fraud or gross negligence, to the extent permitted by applicable law. In the event the Representative shall have indemnification by virtue of other functions or services he or she performs for the Company or Affiliate (whether by agreement, insurance policy or decision of the appropriate corporate body(ies) of the Company and/or Affiliate), this indemnification shall be in addition to any such other indemnification.
17.	Tax Matters
This Plan shall be governed by, and shall conform with and be interpreted so as to comply with, the requirements of the Ordinance and any written approval from any relevant Tax Authorities. All tax consequences under any applicable law (other than stamp duty) which may arise from the Grant or Allocation of Options, from the exercise thereof or from the holding or sale of Underlying Shares (or other securities issued under the Plan) by or on behalf of the Participant, shall be borne solely by the Participant. The Participant shall indemnify the Company and/or Affiliate, as the case may be, and hold them harmless, against and from any liability for any such tax or any penalty, interest or indexing.
If the Company elects to Allocate Options according to the provisions of the Income Tax Track Without a Trustee (Section 11.3 of this Plan), and if prior to the exercise of any and/or all of these Options, such Israeli Participant ceases to be an employee, director, or officer of the Company or Affiliate, the Israeli Participant shall deposit with the Company a guarantee or other security as required by law, in order to ensure the payment of applicable taxes upon the Exercise of such Options.

18.	Withholding Taxes
Whenever an amount with respect to withholding tax relating to Options Granted to a Participant and/or Underlying Shares issued upon the exercise thereof is due from the Participant and/or the Company and/or an Affiliate, the Company and/or an Affiliate shall have the right to demand from a Participant such amount sufficient to satisfy any applicable withholding tax requirements related thereto, and whenever Shares or any other non-cash assets are to be delivered pursuant to the exercise of an Option, or transferred thereafter, the Company and/or an Affiliate shall have the right to require the Participant to remit to the Company and/or to the Affiliate, or to the Trustee an amount in cash sufficient to satisfy any applicable withholding tax requirements related thereto. If such amount is not timely remitted, the Company and/or the Affiliate shall have the right to withhold or set-off (subject to Law) such Shares or any other non-cash assets pending payment by the Participant of such amounts.
With regard to Options Granted to Israeli Participants — until all taxes have been paid in accordance with Rule 7 of the Section 102 Rules, Options and/or Underlying Shares may not be sold, transferred, assigned, pledged, encumbered, or otherwise willfully hypothecated or disposed of, and no power of attorney or deed of transfer, whether for immediate or future use may be validly given. Notwithstanding the foregoing, the Options and/or Underlying Shares may be validly transferred in accordance with Section 20 below, provided that the transferee thereof shall be subject to the provisions of Section 102 and the Section 102 Rules as would have been applicable to the deceased Israeli Participant were he or she to have survived.
19.	No Transfer of Options
The Trustee shall not transfer Options to any third party, including a Participant, except in accordance with instructions received from the Administrator.
20.	Transfer of Rights Upon Death
No transfer of any right to an Option or Underlying Share issued upon the exercise thereof by will or by the laws of descent shall be effective to bind the Company unless the Company shall have been furnished with the following signed and notarized documents:
(A)	A written request for such transfer and a copy of the legal documents creating and confirming the right of the person acting with respect to the Participant’s estate and of the transferee;

(B)	A written consent by the transferee to pay any amounts in connection with the Options and Underlying Shares any payment due according to the provisions of the Plan and otherwise abide by all the terms of the Plan; and

(C)	any such other evidence as the Administrator may deem necessary to establish the right to the transfer of the Option or Underlying Share issued upon the exercise thereof and the validity of the transfer.

21.	No Right of Others to Options
Subject to the provisions of the Plan, no person other than the Participant shall have any right with respect to Options Granted to the Participant’s under the Plan.
22.	Expenses and Receipts
The expenses incurred in connection with the administration and implementation of the Plan (including any applicable stamp duty) shall be borne by the Company. Any proceeds received by the Company in connection with the exercise of any Option may be used for general corporate purposes.
23.	Required Approvals
The Plan is subject to the receipt of all approvals required under the Ordinance, the Code and the Law.
24.	Applicable Law
This Plan and all documents delivered or executed by the Company or Affiliate in connection herewith shall be governed by, and construed and administered in accordance with the Law.
25.	Treatment of Participants
There is no obligation for uniformity of treatment of Participants.
26.	No Conflicts
In the event of any conflict between the terms of the Plan and the Grant Letter, the Plan shall prevail, unless the Grant Letter stated specifically that the conflicting provision in the Grant Letter shall prevail.
27.	Participant Undertakings
By entering into this Plan, the Participant shall (1) agree and acknowledge that he or she have received and read the Plan and the Grant Letter; (2) undertake all the provisions set forth in: Section 3i or Section 102 as applicable (including provisions regarding the applicable Tax Track that the Company has selected), the Plan, the Grant Letter and the Trust Agreement (if applicable); and (3) if the Options are Granted under Section 102, the Israeli Participant shall undertake that subject to the provisions of Section 102 and the Rules, he or she shall not to sell or release the Underlying Shares from trust before the end of the Holding Period (if any).